Exhibit 23.2


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to the Registration Statement No. 333-141970 on Form S-3 of our report dated December 28, 2006, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the application of Financial Accounting Standards Board Interpretation No. 46 (R) in 2004), relating to the consolidated financial statements of First Keystone Financial, Inc, appearing in the Annual Report on Form 10-K of First Keystone Financial, Inc. for the year ended September 30, 2006, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.




/s/ Deloitte & Touche LLP
__________________________
Philadelphia, Pennsylvania
April 18, 2007